Exhibit 99.5

December 11, 2020

Panacea Acquisition Corp.

357 Tehama Street, Floor 3

San Francisco, CA 94103

Consent to Reference in Proxy Statement/Prospectus

Panacea Acquisition Corp. (the “Company”) has filed a Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus included in such registration statement as a future member of the board of directors of the Company.

Sincerely,

/s/ Kathryn E. Falberg
Name: Kathryn E. Falberg